Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Record performance. Solid foundation. Regions reports 2023 earnings of $2.0 billion, earnings per diluted share of $2.11
$7.6 billion in total revenue reflects 5 percent year-over-year growth

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 19, 2024 - Regions Financial Corp. (NYSE:RF) today reported earnings for the fourth quarter and full-year ended Dec. 31, 2023. The company reported fourth quarter net income available to common shareholders of $367 million and earnings per diluted share of $0.39. Fourth quarter results include the industry-wide FDIC special assessment, increased severance-related charges, and a net provision expense associated with an unsecured consumer loan portfolio sale. For the full-year 2023, the company reported net income available to common shareholders of $2.0 billion and record pre-tax pre-provision income(1) of $3.2 billion. Compared to 2022, total revenue increased 5 percent to a record $7.6 billion driven by growth in net interest income.

"I want to thank our 20,000 associates for their hard work and dedication throughout 2023. Their commitment and resilience allowed us to help our customers navigate through ongoing inflation and higher interest rates with confidence. We have positioned Regions to continue delivering solid results with a business plan focused on soundness, profitability and growth across economic cycles," said John Turner, President and CEO of Regions Financial Corp.

Turner added, "We are pleased with our fourth quarter and full-year performance. Our results reflect the strength and diversity of our balance sheet, robust liquidity position, and prudent risk management. Our protective hedging strategies continue to position us for success in any rate environment and support our commitment to generating consistent, sustainable long-term performance. While the industry continues to face economic and regulatory uncertainty, we are confident in our ability to adapt to the changing landscape while continuing to deliver one of the best returns in our peer group. We remain confident in our strategic plan, and our strong performance in 2023 provides a solid foundation as we enter 2024."

SUMMARY OF FOURTH QUARTER and FULL-YEAR 2023 RESULTS:

	Quarter Ended			Year Ended
(amounts in millions, except per share data)	12/31/2023	9/30/2023	12/31/2022	2023	2022
Net income	$391	$490	$685	2,074	2,245
Preferred dividends and other	24	25	25	98	99
Net income available to common shareholders	$367	$465	$660	$1,976	$2,146

Weighted-average diluted shares outstanding	931	940	941	938	942
Actual shares outstanding—end of period	924	939	934	924	934

Diluted earnings per common share	$0.39	$0.49	$0.70	$2.11	$2.28

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(147)	$(4)	$(5)	$(154)	$(182)
Adjustments to non-interest income(1)	(1)	(1)	50	(3)	50
Net provision benefit/(expense) from sale of unsecured consumer loans***	(8)	—	—	(8)	31
Total pre-tax adjusted items(1)	$(156)	$(5)	$45	$(165)	$(101)
Diluted EPS impact*	$(0.13)	$—	$0.03	$(0.13)	$(0.09)

Pre-tax additional selected items**:
Incremental operational losses related to fraud	$—	$(53)	$—	$(135)	$—
Provision release of hurricane-related allowance for loan losses	—	—	20	—	—
Capital markets income (loss) - CVA/DVA	(5)	(3)	(11)	(50)	36
Residential MSR net hedge performance	5	4	(6)	2	2
Pension settlement charges	(10)	(7)	(6)	(17)	(6)

*     Based on income taxes at an approximate 25% incremental rate.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments.
***     The fourth quarter of 2023 loan sale had an associated allowance of $27 million and incurred a $35 million fair value mark recorded through charge-offs, resulting in a net provision expense of $8 million. The third quarter of 2022 loan sale had an associated allowance of $94 million and incurred a $63 million fair value mark recorded through charge-offs, resulting in a net provision benefit of $31 million.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2023	9/30/2023	12/31/2022	4Q23 vs. 3Q23		4Q23 vs. 4Q22
Net interest income	$1,231	$1,291	$1,401	$(60)	(4.6)%	$(170)	(12.1)%
Taxable equivalent adjustment	13	13	13	—	—%	—	—%
Net interest income, taxable equivalent basis	$1,244	$1,304	$1,414	$(60)	(4.6)%	$(170)	(12.0)%
Net interest margin (FTE)	3.60%	3.73%	3.99%

Non-interest income:
Service charges on deposit accounts	$143	$142	$152	1	0.7%	(9)	(5.9)%
Card and ATM fees	127	126	130	1	0.8%	(3)	(2.3)%
Wealth management income	117	112	108	5	4.5%	9	8.3%
Capital markets income	48	64	61	(16)	(25.0)%	(13)	(21.3)%
Mortgage income	31	28	24	3	10.7%	7	29.2%
Commercial credit fee income	27	24	25	3	12.5%	2	8.0%
Bank-owned life insurance	22	20	17	2	10.0%	5	29.4%
Securities gains (losses), net	(2)	(1)	—	(1)	(100.0)%	(2)	NM
Market value adjustments on employee benefit assets*	12	4	(9)	8	200.0%	21	233.3%
Insurance proceeds	—	—	50	—	—	(50)	NM
Other	55	47	42	8	17.0%	13	31.0%
Non-interest income	$580	$566	$600	$14	2.5%	$(20)	(3.3)%
Total revenue	$1,811	$1,857	$2,001	$(46)	(2.5)%	$(190)	(9.5)%

Adjusted total revenue (non-GAAP)(1)	$1,812	$1,858	$1,951	$(46)	(2.5)%	$(139)	(7.1)%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue of approximately $1.8 billion decreased approximately 2 percent on both a reported and adjusted basis(1) compared to the third quarter of 2023. Consistent with the company's expectations, net interest income decreased during the quarter to $1.2 billion or 5 percent compared to the third quarter attributable to higher deposit and funding costs and a portion of the company's forward starting interest rate hedges becoming active, partially offset by the impact of higher market interest rates on new fixed-rate asset originations. Total net interest margin decreased 13 basis points to 3.60 percent.

Non-interest income increased 2 percent on a reported and 3 percent on an adjusted basis(1) compared to the third quarter of 2023 primarily driven by modest increases in most categories partially offset by lower capital markets income. Service charges increased 1 percent while treasury management produced another record year in 2023. Mortgage income increased during the quarter primarily attributable to higher servicing income associated with a bulk purchase of the rights to service $6.2 billion of residential mortgage loans that closed in the third quarter. Wealth management increased 4 percent primarily attributable to better production and improved markets contributing to another record year in 2023. Other non-interest income also increased driven primarily by gains associated with lease sales during the quarter. The decrease in capital markets income was primarily attributable to lower real estate capital markets income, as well as lower merger and acquisitions advisory services.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2023	9/30/2023	12/31/2022	4Q23 vs. 3Q23		4Q23 vs. 4Q22
Salaries and employee benefits	$608	$589	$604	$19	3.2%	$4	0.7%
Equipment and software expense	102	107	102	(5)	(4.7)%	—	—%
Net occupancy expense	71	72	74	(1)	(1.4)%	(3)	(4.1)%
Outside services	43	39	41	4	10.3%	2	4.9%
Professional, legal and regulatory expenses	19	27	23	(8)	(29.6)%	(4)	(17.4)%
Marketing	31	26	27	5	19.2%	4	14.8%
FDIC insurance assessments	147	27	18	120	444.4%	129	NM
Credit/checkcard expenses	15	16	14	(1)	(6.3)%	1	7.1%
Operational losses	29	75	18	(46)	(61.3)%	11	61.1%
Branch consolidation, property and equipment charges	3	1	5	2	200.0%	(2)	(40.0)%
Visa class B shares expense	6	5	7	1	20.0%	(1)	(14.3)%
Gain on early extinguishment of debt	(4)	—	—	(4)	NM	(4)	NM
Other	115	109	84	6	5.5%	31	36.9%
Total non-interest expense	$1,185	$1,093	$1,017	$92	8.4%	$168	16.5%
Total adjusted non-interest expense(1)	$1,038	$1,089	$1,012	$(51)	(4.7)%	$26	2.6%

NM - Not Meaningful

Non-interest expense increased 8 percent on a reported basis, but decreased 5 percent on an adjusted basis(1) compared to the third quarter of 2023. Fourth quarter adjusted items included $119 million for Regions' FDIC insurance special assessment and $28 million associated with severance charges. Salaries and benefits increased 3 percent driven primarily by higher severance costs during the quarter partially offset by lower incentive compensation and reduced headcount. Excluding severance costs, salaries and benefits would have decreased 1 percent compared to the third quarter. As expected, operational losses decreased significantly compared to the prior quarter.

The company's fourth quarter efficiency ratio was 65.0 percent on a reported basis and 56.9 percent on an adjusted basis(1). The effective tax rate was 17.0 percent in the fourth quarter compared to 20.9 percent in the third quarter. The effective tax rate reflects lower than expected pre-tax income for the year causing the impact of tax preferential items to increase during the quarter, as well as discrete income tax benefits related to prior year income tax filings.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q23	3Q23	4Q22	4Q23 vs. 3Q23		4Q23 vs. 4Q22
Commercial and industrial	$50,939	$51,721	$50,135	$(782)	(1.5)%	$804	1.6%
Commercial real estate—owner-occupied	5,136	5,100	5,362	36	0.7%	(226)	(4.2)%
Investor real estate	8,772	8,617	8,290	155	1.8%	482	5.8%
Business Lending	64,847	65,438	63,787	(591)	(0.9)%	1,060	1.7%
Residential first mortgage	20,132	19,914	18,595	218	1.1%	1,537	8.3%
Home equity	5,663	5,688	6,017	(25)	(0.4)%	(354)	(5.9)%
Consumer credit card	1,295	1,245	1,207	50	4.0%	88	7.3%
Other consumer—exit portfolios	110	384	613	(274)	(71.4)%	(503)	(82.1)%
Other consumer*	6,246	6,116	5,533	130	2.1%	713	12.9%
Consumer Lending	33,446	33,347	31,965	99	0.3%	1,481	4.6%
Total Loans	$98,293	$98,785	$95,752	$(492)	(0.5)%	$2,541	2.7%

NM - Not meaningful.
*     Other consumer loans includes EnerBank (Regions' point of sale home improvement portfolio).

Average loans and leases remained relatively stable compared to the prior quarter. Average business loans decreased 1 percent, offset by modest growth in consumer loans. Commercial loan line utilization levels ended the quarter at approximately 42.3 percent, decreasing 100 basis points over the prior quarter, while line commitments decreased 1 percent. The growth in consumer loans was driven by residential first mortgage and EnerBank partially offset by the sale of an unsecured consumer exit portfolio.

Deposits

	Average Balances

($ amounts in millions)	4Q23	3Q23	4Q22	4Q23 vs. 3Q23		4Q23 vs. 4Q22
Total interest-bearing deposits	$83,247	$80,472	$79,900	$2,775	3.4%	$3,347	4.2%
Non-interest-bearing deposits	43,167	44,748	53,107	(1,581)	(3.5)%	(9,940)	(18.7)%
Total Deposits	$126,414	$125,220	$133,007	$1,194	1.0%	$(6,593)	(5.0)%

($ amounts in millions)	4Q23	3Q23	4Q22	4Q23 vs. 3Q23		4Q23 vs. 4Q22
Consumer Bank Segment	$79,384	$80,036	$83,555	$(652)	(0.8)%	$(4,171)	(5.0)%
Corporate Bank Segment	36,291	34,924	38,176	1,367	3.9%	(1,885)	(4.9)%
Wealth Management Segment	7,690	7,451	9,065	239	3.2%	(1,375)	(15.2)%
Other	3,049	2,809	2,211	240	8.5%	838	37.9%
Total Deposits	$126,414	$125,220	$133,007	$1,194	1.0%	$(6,593)	(5.0)%

	Ending Balances as of
				12/31/2023		12/31/2023
($ amounts in millions)	12/31/2023	9/30/2023	12/31/2022	vs. 9/30/2023		vs. 12/31/2022
Consumer Bank Segment	$80,031	$80,980	$83,487	$(949)	(1.2)%	$(3,456)	(4.1)%
Corporate Bank Segment	36,883	34,650	37,145	2,233	6.4%	(262)	(0.7)%
Wealth Management Segment	7,694	7,791	9,111	(97)	(1.2)%	(1,417)	(15.6)%
Other	3,180	2,778	2,000	402	14.5%	1,180	59.0%
Total Deposits	$127,788	$126,199	$131,743	$1,589	1.3%	$(3,955)	(3.0)%

The company's deposit base continues to be a source of strength and a differentiator in liquidity and margin performance. Total ending and average deposits increased modestly during the fourth quarter and included continued remixing out of non-interest-bearing products into interest-bearing products. Declines in average Consumer deposits were offset by stability or growth in other segments.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2023	9/30/2023	12/31/2022
Allowance for credit losses (ACL) at period end	$1,700	$1,677	$1,582
ACL/Loans, net	1.73%	1.70%	1.63%
ALL/Loans, net	1.60%	1.56%	1.51%
Allowance for credit losses to non-performing loans, excluding loans held for sale	211%	261%	317%
Allowance for loan losses to non-performing loans, excluding loans held for sale	196%	241%	293%
Provision for credit losses	$155	$145	$112
Net loans charged-off	$132	$101	$69
Adjusted net loan charge-offs (non-GAAP)(1)	$97	$101	$69
Net loans charged-off as a % of average loans, annualized	0.54%	0.40%	0.29%
Adjusted net loan charge-offs as a % of average loans, annualized (non-GAAP) (1)	0.39%	0.40%	0.29%
Non-performing loans, excluding loans held for sale/Loans, net	0.82%	0.65%	0.52%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.84%	0.67%	0.53%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	1.01%	0.81%	0.75%
Total Criticized Loans—Business Services**	$4,659	$4,167	$3,149
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Overall asset quality continued to normalize during the quarter. Business services criticized loans and non-performing loans increased driven primarily by downgrades within loan categories previously identified as under stress. The increase in non-performing loans in the fourth quarter was primarily attributable to office, transportation, consumer discretionary manufacturing, and restaurant lending. Total reported net charge-offs for the quarter were $132 million, or 54 basis points of average loans; however, excluding the fair value mark associated with the sale of a consumer unsecured exit portfolio, adjusted net charge-offs(1) declined 1 basis point to 39 basis points of average loans.

The increase to the allowance for credit losses compared to the third quarter was attributable primarily to adverse risk migration and continued credit quality normalization, as well as higher qualitative adjustments for incremental risk in certain higher risk portfolios.

The allowance for credit loss ratio increased 3 basis points to 1.73 percent of total loans, while the allowance as a percentage of nonperforming loans decreased to 211 percent. Excluding the consumer unsecured exit portfolio sold in the fourth quarter, the allowance for credit loss ratio would have increased 6 basis points.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2023	9/30/2023	12/31/2022
Common Equity Tier 1 ratio(2)	10.2%	10.3%	9.6%
Tier 1 capital ratio(2)	11.5%	11.6%	10.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	6.79%	5.82%	5.63%
Tangible common book value per share (non-GAAP)(1)*	$10.77	$9.16	$9.00
Loans, net of unearned income, to total deposits	77.0%	78.4%	73.6%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Common Equity Tier 1(2) and Tier 1(2) ratios were estimated at 10.2 percent and 11.5 percent, respectively, at quarter-end.

During the fourth quarter, the company repurchased 16 million shares of common stock for a total of $252 million through open market purchases and declared $223 million in dividends to common shareholders.

The company's liquidity position also remains robust as of Dec. 31, 2023, with total primary liquidity of approximately $38.2 billion, which includes cash held at the Federal Reserve, FHLB borrowing capacity and unencumbered securities. The loan-to-deposit ratio totaled 77 percent at the end of the quarter.

(1)Non-GAAP; refer to pages 13, 17, 18, 19, 20 and 22 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on Jan. 19, 2024, an archived recording of the webcast will be available at the Investor Relations page of ir.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $152 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•Volatility and uncertainty related to inflation and the effects of inflation, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•The impact of pandemics, including the COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to declining interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, or the need to price interest-bearing deposits higher due to competitive forces. Either of these activities could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Changing interest rates could negatively impact the value of our portfolio of investment securities.
•The loss of value of our investment portfolio could negatively impact market perceptions of us.
•The effects of social media on market perceptions of us and banks generally.
•Volatility in the financial services industry (including failures or rumors of failures of other depository institutions), along with actions taken by governmental agencies to address such turmoil, could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, such as changes to debit card interchange fees, special FDIC assessments, any new long-term debt requirements, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2022 and in Regions’ subsequent filings with the SEC.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net loan charge-offs (GAAP) are presented excluding adjustments to arrive at adjusted net loan-charge offs (non-GAAP). Adjusted net loan charge-offs as a percentage of average loans (non-GAAP) are calculated as adjusted net loan charge-offs (non-GAAP) divided by average loans (GAAP) and annualized. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.